THE DREYFUS/LAUREL FUNDS TRUST
(the "Registrant")
Dreyfus Global Equity Income Fund
Dreyfus International Bond Fund
Dreyfus 130/30 Growth Fund
(each a "Fund" and, collectively the "Funds")

Registration No. 811-524

Sub-Item 77Q1(a)

At meetings held on July 23-24, 2008, the Board of Trustees of the Registrant authorized the name change, effective December 1, 2008, of Dreyfus Premier Global Equity Income Fund to Dreyfus Global Equity Income Fund, Dreyfus Premier International Bond Fund to Dreyfus International Bond Fund and Dreyfus Premier 130/30 Growth Fund to Dreyfus 130/30 Growth Fund. These changes, with respect to each Fund, were reflected in Post Effective Amendment No. 145 to the Registrant's Registration Statement on Form N-1A, filed on February 26, 2009.